Exhibit 3.1.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:24 PM 11/24/2010
FILED 03:24 PM 11/24/2010
SRV 101122400 - 4684199 FILE

CERTIFICATE OF INCORPORATION

OF

JACK COOPER HOLDINGS CORP.

ARTICLE I.

The name of the corporation is JACK COOPER HOLDINGS CORP. (the “Corporation”).

ARTICLE II.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE III.

The address of the current registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the current registered agent at such address is Corporation Service Company. The mailing address of the registered office of the Corporation is the same as its street address.

ARTICLE IV.

(a)                                 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 15,000,000 shares, of which 10,000,000 shares are Common Stock, $0.0001 par value per share, and 5,000,000 shares are Preferred Stock, $0.0001 par value per share. The Common Stock shall be further separated into two (2) classes: Class A Common Stock consisting of 8,000,000 shares and Class B Common Stock consisting of 2,000,000 shares, each share thereof having a par value of $0.0001.

(b)                                 Except as may be otherwise specifically set forth in the designations for a series of Preferred Stock, the number of authorized shares of any class or series of stock of the Corporation may be increased or decreased (but not below the number of shares of such class or series of stock then outstanding and the number of shares of such class or series of stock reserved for issuance by the Corporation) by an amendment to this Certificate of Incorporation approved by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote on such amendment voting together as a single class, and no such class or series of stock shall be entitled to vote on such amendment as a separate class.

(c)                                  Common Stock.

A.                                    Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

B.                                            Relative Rights of Class A Common Stock and Class B Common Stock. Except as expressly provided hereinafter with respect to voting powers, the Class A Common Stock and the Class B Common Stock of the Corporation shall be identical in all respects. In furtherance of the foregoing, the Corporation shall not, whether by merger, consolidation, amendment to this Certificate of Incorporation, operation of law or otherwise, effect any stock split, recapitalization or similar adjustment to any class of its Common Stock unless simultaneously in connection therewith the Corporation effects an identical stock split, recapitalization or similar adjustment to each other class of the Common Stock.

C.                                            Voting Rights. With respect to voting powers, except as otherwise required by the DGCL, the holders of Class A Common Stock shall possess all voting powers for all purposes, including, by way of illustration and not of limitation, the election of directors, and the holders of Class B Common Stock shall have no voting power on or otherwise participate in any proceedings in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the stockholders. Each share of Class A Common Stock has one vote on each matter submitted to a vote of the Corporation’s shareholders. The holders of shares of the Class A Common Stock shall vote together with all other shares of capital stock of the Corporation as a single class on all matters submitted for a vote or consent of stockholders except where otherwise required by law or as set forth in this Certificate of Incorporation.

D.                                            Dividends. Subject to the rights and privileges of any then outstanding shares of Preferred Stock, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation.

E.                                             Liquidation. Upon the liquidation of the Corporation, the holders of shares of the Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to the rights and preferences of any then outstanding shares of Preferred Stock.

(d)                                         Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

ARTICLE V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                            The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B.                                            Except as otherwise provided in this Certificate of Incorporation, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation (considered for this purpose as one class). No amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

C.                                            The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

D.                                            Following the effectiveness of the registration of any class of securities of the Corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

E.                                             Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VI.

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII.

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. Any (x) repeal or amendment of this Article VIII by the stockholders of the Corporation or (y) amendment to the DGCL shall not adversely affect any right or protection existing at the time of such repeal or amendment with respect to any acts or omissions occurring before such repeal or amendment of a person serving as a director of the Corporation or otherwise enjoying the benefits of this Article VIII at the time of such repeal or amendment.

ARTICLE IX.

A.                                            The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer, or agent at the request of the Corporation or any predecessor of the Corporation, provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnity any officer (or his heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article IX.

B.                                            The rights to indemnification and to the advance of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

C.                                            Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a person serving as a director, or officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE X.

Any action required or permitted to be taken at an annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE XI.

This Certificate of Incorporation is being filed simultaneously with a Certificate of Conversion to convert Jack Cooper Holdings LLC to a corporation pursuant to Section 265 of the DGCL, which corporation shall be the Corporation. The effective time of the conversion and this Certificate of Incorporation shall be 9:00 A.M. Eastern Time on November 29, 2010.

ARTICLE XII.

The name and mailing address of the incorporator are as follows:

L. Kent Webb

Womble Carlyle Sandridge & Rice, PLLC

271 17th Street, Suite 2400

Atlanta, Georgia 30363

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24th day November, 2010.

BY:	/s/ L. Kent Webb
L. Kent Webb, Incorporator